Exhibit 99.2
                 4Q 2003 EARNINGS CONFERENCE CALL
           Remarks of Thomas O. Ryder, Chairman and CEO
                           July 30, 2003


Good morning.

Fourth quarter results were about as expected, with EPS in the range of our previous guidance. Full year EPS was well below our expectations at the beginning of the year, and revenues and profits were relatively flat compared to the prior year.

"Flat" doesn't tell the whole story. If you look behind the numbers, you will find many things going on. It was a tale of two cities.

You will find full-year results that reflect significant declines at most of our international companies, offset by incremental progress - and some pretty fair numbers - in our U.S.-based businesses.

For the year, international operating profits were off 54 percent. Hardest hit were our mature foreign markets - the United Kingdom, France, Germany. Business was off in Latin
America as well as Australia.

Revenues and profits declined in most foreign markets, with the exception of just a few, notably Russia. Response rates declined dramatically against a backdrop of weak economies around the world.

In the third quarter conference call, many of you heard Tom
Gardner describe his strategy to stabilize the International revenues and return operating profits to double digits. That plan is now in full execution mode.

While we do not want to claim victory yet - not for a moment - it does appear that the International business has begun to stabilize. Or, put another way, the declines have slowed greatly or stopped. We are meeting or exceeding many of our mailing forecasts, on reduced expectations. Customer payment performance appears to be on track, at least for the last couple of months.

However, some of our larger overseas markets, like Germany and Brazil, remain volatile. This concerns us and is an indication there is more work to do.

Yet, at the same time, we had a bounce-back year in the United States. For Fiscal `03, our U.S.-based revenues were up 16 percent collectively, and operating profits more than doubled. This reflected the impact of new revenues and profits from the Reiman Media Group. But even excluding Reiman, profits in the U.S. grew by more than 50 percent, largely due to the greatly improved performance at U.S. Books and Home Entertainment.

U.S. B-H-E made significant progress, reducing its losses by 80 percent. As you may recall, our goal was to reduce those losses by 50 percent in Fiscal 2003. At this pace, we expect BHE to break even or better during Fiscal 2004.

Revenues for both Books Are Fun and QSP grew by low to mid single digits, as a difficult third quarter with bad weather and a tough economy offset the favorable growth trends in the first half of the year.

Reiman added $322 million in revenues, $68 million in EBITDA, and $34 million in adjusted operating profits in Fiscal 2003. About what we expected.

The company's cash flows continued very strong, growing to $162 million. As Mike Geltzeiler will explain, our vigorous cash flow enabled us to continue to pay down debt well ahead of our required payments.

By most measures, Fiscal '03 was a difficult year. Yet, later on, I think we will look back and see that it was an important year because we made a series of key moves to strengthen the company.

Here are some of the highlights:

  - In December, we changed our capital and governance structure to provide equal voting rights to every shareholder.

  - We completely reorganized our business operating structure, including the creation of three new reporting segments, expressed for the first time in today's earnings announcement. And, we report unallocated corporate expenses separately to give you greater visibility to our operating units.

  - We added key new hires to upgrade our talent pool in many parts of the organization. Eric Schrier will tell you about just a few of these folks.

  -   We made great progress at our U.S. Magazines.  The flagship
      Reader's Digest continued to unveil its editorial improvements, while also strengthening the circulation side by completing its move away from sweepstakes promotions.

  -   Our Special Interest Publications performed very well.
      Selecciones continued to grow in both circulation and advertising revenues, and the do-it-yourself titles had a much-improved year.

  - Certainly, the Reiman integration effort was another bright spot. We made real progress in establishing ways to work together. As we continue to engage at the creative level, our exchange of ideas will have both companies producing new and better products. I have always believed that Reiman's contribution will not merely be financial. It will be the acquisition of new skill sets and the sharing of complementary ones. And, the ideas that result from that.

Finally, a piece of perspective. Five years ago, the U.S. business had a little over a billion dollars in revenues and $80 million in operating profits. It was 95% dependent on a single distribution channel - sweepstakes direct mail. It was a recipe for disaster, and we got cooked.

But, we have painfully worked ourselves to a different place.
The U.S. business is now about $1.4 billion in revenue, an increase of 30 percent, and profits have almost doubled. We have several different businesses. We have multiple distribution channels including more than 1,500 sales people. We are developing exciting new products. We do very little sweepstakes. We are generating substantial free cash over and above our cost to buy strategic businesses. And, the business is forecasting both top and bottom-line growth over the next few years.

But, there is neither time or reason for celebration. As we look ahead, I can tell you that we expect Fiscal 2004 will be another difficult year, but also an important one for the long-term health of our Company.

We have just completed a two-year planning effort. That plan regards '04 as an inflection point, with Fiscal 2005 marking the beginning of sustainable revenue and profit growth. The major components include $20 million in incremental investments during Fiscal 2004, as well as $70 million in permanent, annual fixed cost reductions.

The more mature businesses, notably International and U.S. BHE, will continue to reduce their marketing activity in the near term to rest their customer bases, reduce risk and improve margins.

Meanwhile, each of the three segments will invest in new products, expand new-customer acquisition channels, and execute inter-division selling opportunities to drive revenue growth.

We see the benefits of both the cost savings as well as the investments positively affecting our results in the second half of Fiscal '04, with more benefit coming in '05. The first half of '04 will be tough as we make our investments and phase in our cost reductions.

We will provide more details about our plans in September but, for now, a precis:

  - RD North America will continue to trim costs while improving profits through new product development and joint marketing, capitalizing on cross-divisional opportunities. We will enter the most fertile product development period in RDA history, as we combine our talents in US and Canadian magazines and BHE with Reiman. Two new magazines will be tested in this group next year, and this group will also assist in testing others in the U.K. and Brazil.

  - Consumer Business Services will focus completely on increasing the growth rates of its highly profitable businesses, QSP and Books Are Fun. Both those businesses will significant increase their sales forces. Both will add new products. Both will enter new markets. Books Are Fun and RD Children's Publishing will work with Reiman to develop products to be sold across all channels. QSP will increase its efforts to sell Reiman magazines.

  - International Businesses will focus on restoring its existing business. International is being managed for three objectives as you might recall: (1) to stabilize revenues at a sustainable level by eliminating marginal activities, (2) to restore operating margins, targeting a return to double digits, by reducing overheads, consolidating regions and re-engineering processes, and
        (3) to position the business for modest long-term growth by investing in high-potential opportunities, including new-country launches, Reiman-inspired magazines, Books Are Fun and new channels. That last point includes new magazine tests in the U.K. and Brazil.

OK, what should you expect in Fiscal '04?

For the company overall, as we said in the earnings announcement...

  - Revenues should be flat, as growth at Reiman, Books Are Fun and QSP is offset by the planned lower revenues in International.

  - Total operating profits should also be flattish, despite mid-teens growth in the segments, including the $20 million in investments I mentioned. A big factor will be a $30 million increase in unallocated corporate expenses. Most of these corporate expenses are non-cash items, but they will reduce reported earnings.

  - EPS should be in the range of $0.75 to $0.85 in Fiscal 2004, and higher than that in Fiscal '05.

  - Fiscal `04 will be stronger in the second half, as the benefits of cost reductions take hold. Most of the 580 job eliminations will be completed by December. Do not expect strong earnings comparisons in the first half of this year.

  - Cash flow should continue very strong and exceed Fiscal 2003 handily.

  - And, finally, we will use the cash to continue to pay down debt well ahead of requirements. We envision no other major use of cash until our debt is substantially reduced.

Three years ago, our U.S. business was troubled on many fronts. Today, it is the healthiest part of our company. We have paid a hard price for some important lessons. We will continue to apply these "lessons learned" as we revitalize our International Businesses. We are talking about a segment that represents over a billion dollars in annual revenues. It is still profitable. But, restoring profit margins to historic levels is one of our highest priorities.

In addition to the financial and other measures I've already described, here are 15 key metrics by which we will evaluate our business performance in Fiscal 2004. We invite you to join us in monitoring our progress.


  1.  Low double-digit profit growth in each reporting segment.

  2.  Free cash flow in excess of $162 million.

  3.  Year-end net debt below $700 million.

  4. Staffing levels reduced by 500 from December '02 through December '03.

  5. A 1 percent increase in RD North America operating profit margin, from 7 percent to 8 percent.

  6. Two North American magazine tests, at least one of which proceeds to launch.

  7.  Breakeven operating profits at U.S. BHE.

  8. A 1 percent increase in International Businesses profit margin, from 5 percent to 6 percent.

  9. Year-over-year International profit growth in the second half of `04.

 10. Two International magazine tests, at least one of which proceeds to launch.

 11.  One new International market launch for Books Are Fun.

 12. A 10 percent increase in sales personnel at QSP to drive further expansion.

 13.  Mid-single-digit revenue growth at QSP.

 14.  Mid-single-digit revenue growth at Books Are Fun.

      and finally...

 15.  A 10 percent increase in sales personnel at Books Are Fun.

At each subsequent quarterly call, we will update you on our progress against these metrics. You should expect that we will hit most but not all of the targets, although the people responsible for them expect to make them all.

If we succeed, these achievements will drive significant financial progress, and we will be well on our way with the 2-year plan we have developed. That should be a happy time for our shareholders, who have been more than patient.

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